Exhibit 10.9

SECOND LEASE AMENDMENT

This SECOND LEASE AMENDMENT (this “Amendment”) is made and entered into as of April 15, 2009 by and between SY CORPORATION, a Nevada corporation, (“Landlord”) and I-FLOW CORPORATION, a California corporation, (“Tenant”).

Recitals

A.  Tenant occupies approximately 66,675 square feet of space within the building located at 20202 and 20200 Windrow Drive, Lake Forest, California (the “Building”) pursuant to that certain Lease Agreement entered into as of April 14, 1997 between Tenant and Industrial Developments International, Inc., a Delaware corporation and predecessor in interest to Industrial Property Fund L.L.P., as landlord, with a lease term terminating on August 31, 2010, subject to an option to renew vested in Tenant for an additional term of five (5) years (the “Lease”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Lease.

B.  Landlord acquired its interest in the above premises through purchase of the real property from Industrial Developments International Inc. and assignment of the Lease Agreement under an Assignment of Lease dated October 6, 2004.

C.  Landlord and Tenant now desire to amend the Lease Agreement on the terms and conditions set out herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Amendment Terms

1. Additional Premises.  As of April 15, 2009, Landlord does hereby lease and demise to Tenant an additional 20,000 square feet of space located within the current Building, as described and depicted on Exhibit ‘A’, attached hereto and incorporated herein by reference, pursuant to all the terms and provisions of the Lease, as hereby amended. The total square footage of the Demised Premises will be 86,675 square feet of space. Tenant acknowledges and agrees the above square footage figure shall be used for determination of the additional rental amount irrespective that the actual amount of square footage leased to Tenant may differ slightly.

2. Expiration Date.  Section 1(h) of the Lease is hereby deleted in its entirety and in place thereof, the following is inserted: “Expiration Date: The Expiration Date of the Lease shall be December 31, 2013.”

3. Renewal Option.  Notwithstanding Section 2 above Tenant shall retain the right granted under Section 3.1(a) of the Lease to exercise its right to renew for an additional five (5) year Renewal Term from and after December 31, 2013, in accordance with the terms of Section 3.1(a).

4. Right of First Refusal.  If the space between the Tenant’s Originally Demised Premises and the Tenant’s Additional Premises becomes available at any time during the lease term or any renewal thereof, the Landlord shall offer any such space first to the Tenant to occupy. Once offered by Landlord, the Tenant shall have sixty (60) days to decide whether it wants such additional space offered.

5. Rental Rate.  Sections 1(d), 1(e) and 17(d) of the Lease are hereby amended such that commencing April 15, 2009, the Annual Base Rent and corresponding Monthly Base Rent shall increase each year on the anniversary date of September 1, commencing in 2009, by three percent (3%), except for the period beginning September 1, 2010 and ending August 31, 2011, in which there will be no increase to the Annual Base Rent, as follows:

Year	Annual Base Rent	Price per Sq. Ft.

9-1-08 through 4-14-09	$390,811.51	$.90176
4-15-09 through 8-31-09	$429,880.26	$.90176
9-1-09 through 8-31-10	$966,063.56	$.9288
9-1-10 through 8-31-11	$966,063.56	$.9288
9-1-11 through 8-31-12	$995,504.47	$.9567
9-1-12 through 8-31-13	$1,024,905.83	$.9854
9-1-13 through 12-31-13	$351,865.83	$1.0149

6. Security Deposit.  Sections 1(k) and 5 of the Lease remains the same.

7. Landlord Improvements.  Prior to April 15, 2009, Tenant shall relocate the existing fence physically to segregate the Additional Premises from the premises within the Building presently occupied by another tenant (the “Adjacent Tenant”) along the column line pursuant to Exhibit A. In addition, notwithstanding anything to the contrary contained in the Original Lease, First and Second Amendment. Tenant shall not be required to install the new demising fence three and one-half (3.5) feet from the industrial racks in the adjacent premises. Tenant shall also have the right, at Tenant’s expense, to permanently remove the existing racks on Tenant’s side of the new demising fence location. Tenant shall store said removed racks inside of Tenant’s Premises.

8. Operational and Utilities Expenses.  Operational and Utility Expenses for the Additional Premises shall be prorated between Tenant and the other tenant within the larger building on the basis of their relative square feet and based upon the Adjacent Tenant’s current utility usage. Such expenses shall be paid by Tenant as set forth in the Lease Agreement.

9. Use of Racks.  Tenant shall have the right, without further consideration, during the Term of the Lease to use for its own business purposes the industrial racks presently located on the Additional Premises, provided however, Tenant shall abide by any and all applicable codes and regulations and shall not permit the racks or any other fixture or equipment to come within three and a half feet (3.5’) of the Chain Link Fence. Tenant shall use reasonable commercial efforts to obtain a high-pile permit for use of the racks, however, should Tenant be denied that permit but be allowed to use the rack system under the permit issued to the Adjacent Tenant, as contemplated by this Amendment, Tenant expressly agrees to perform no act or to allow any condition to exist that would jeopardize the high-pile permit issued to the Adjacent Tenant.

10. Condition of Additional Premises.  Landlord shall deliver possession of the Additional Premises to Tenant on April 15, 2009 and in good operating condition and repair. Tenant shall notify Landlord no later than May 15, 2009 of the need for repair or replacement required with respect to the Additional Premises, and Landlord shall timely make said repair or replacement at Landlord’s expense, provided that Landlord shall not be responsible for the repair or replacement of any damage caused by Tenant.

11. Free Rent.  Landlord herby agrees to abate two (2) month’s Base Rent, commencing September 1, 2010 and continuing through October 31, 2010 (but not the triple net charges). In the event that Tenant constructs the approximate 3,000 square feet of office improvements outlined in Section 12 below. Landlord shall abate another one (1) month of rent. Said additional rent abatement shall occur one (1) month after Tenant has completed the below referenced office improvements and Tenant has provided Landlord with “as built” drawings of the same.

12. Office Construction and Refurbishment.  Tenant shall be allowed to add up to 3,000 square feet of additional office space within Tenant’s originally demised Premises. Tenant shall also be allowed to refurbish the existing office space with new carpet and paint. Such office construction and refurbishment shall be at the sole cost and expense of Tenant and subject to the prior written approval by the Landlord and the City of Lake Forest and shall be in compliance with all other applicable terms and conditions of the Lease. Tenant shall not have to remove or modify any of the existing office space or additional office space referenced in this Second Lease Amendment and the expiration of the lease term.

13. Roof Repairs.  Within six (6) months after the execution of this Second Lease Amendment, Landlord agrees to completely, and to the satisfaction of the Tenant, repair, or completely replace, the roof to avoid any leaking into the any of premises occupied by the Tenant. In addition, commencing April 15, 2009, Landlord shall be responsible for the repair and maintenance of the roof, keeping it in a leak free condition, at Landlord’s sole cost and expense.

14. Security System.  Tenant before occupation of the Additional Premises shall install at its sole expense on the Additional Premises security monitoring alarm system which shall be operational 24 hours per day 7 days per week.

15. Parking.  Commencing April 15, 2009, Tenant’s exclusive parking shall be two-hundred eight (208) parking stalls. Tenant shall have the right to designate Ten (10) of said spaces as reserved near the Tenant’s main lobby entrance.

16. Brokerage Fee.  Tenant shall be responsible for paying Tenant’s broker. CB Richard Ellis, any brokerage fee.

17. Reaffirmation of Lease.  Except as expressly set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

18. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

LANDLORD:

SY CORPORATION, a Nevada Corporation

By:	/s/ Jeff Yassai
Name:     Jeff Yassai
Title: Manager

Date:	4-15-2009

TENANT:

I-FLOW CORPORATION, a Delaware corporation

By:	/s/ James J. Dal Porto
Name:     James J. Dal Porto
Title: Exec VP COO

Date:	4/15/09

3